Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Amendment No. 1 to Form F-3 of our report dated April 26, 2024, relating to the consolidated financial statements of AirNet Technology Inc., appearing in its Annual Report on Form 20-F for the year ended December 31, 2024. Our report includes an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in this Registration Statement.

/s/ Audit Alliance LLP

Singapore

June 23, 2025

Registered Office: 10 Anson Road #20-16 International Plaza Singapore 079903